Exhibit 6.15

AMENDING AGREEMENT

THIS AGREEMENT (the “Amending Agreement”) is dated as of the 30th day of June, 2023.

BETWEEN:

MODERN MINING TECHNOLOGY CORP.,

a corporation incorporated under the laws of the Province of British Columbia,

(the “Company”)

- and –

616538 BC LTD.,

a corporation incorporated under the laws of the Province of British Columbia,

(the “Consultant”)

- and –

BASIL BOTHA,

a resident of the City of Vancouver, British Columbia,

(“Basil”)

(Company, Consultant and Basil are collectively referred to as the “Parties”)

WHEREAS:

A.	The Parties entered into an agreement (the “Agreement”) dated February 28, 2022;

B.	The Parties desire to amend the terms of the Agreement to amend certain provisions therein and to add certain new provisions; and

C.	The parties confirm that they continue to be bound by all the terms of the Agreement, except to the extent that such terms have been modified by this Amending Agreement.

NOW THEREFORE in consideration of the covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the Parties. the Parties hereto covenant and agree as follows:

Definitions

1.	All capitalized terms used in this Amending Agreement shall have the same meanings as ascribed to them in the Agreement unless otherwise defined herein.

Amendments

2.	Notwithstanding the provisions of the Agreement that relate to ’salary’ payments, the Parties acknowledge that certain payments have not been made by the Company (at this time, the April and May 2023 consulting invoices issued by the Consultant to the Company have not been paid). In connection with same and any other invoices issued by the Consultant to the Company in relation to the Consultant’s services under the Agreement, the Parties agree that all such outstanding invoices shall accrue interest at the rate of 2% compounded monthly until paid. Furthermore, the Parties agree that the payment of all such invoices shall be made within seven (7) days of the Company’s receipt of the IPO proceeds.

3.	With respect to the Consultant and/or Basil’s loan to the Company in the amount of US$78,050 (as per section 2(g) of the Agreement), the Parties agree that the such loan shall now accrue interest at the rate of 1% compounded monthly and shall be paid within seven (7) days of the Company’s receipt of the IPO proceeds.

4.	Following the closing of the IPO, the Parties agree that the Consultant’s monthly fee shall increase to US$15,000 (up from US$14,000) and that the term of such services to be provided by the Consultant shall be extended to twenty-four (24) months (rather than eighteen (18) months referred to in Section 2(c) of the Agreement) and furthermore, that all consulting invoices shall be paid within seven (7) business days from issuance and that any overdue invoices shall bear interest at the rate of 2% compounded monthly.

5.	The Parties further agree that for any invoices outstanding in United States dollars, the Company shall use, where applicable, a floor rate for such conversions set at $1.345. The prevailing exchange rate will be used if it’s higher than the floor rate.

6.	Notwithstanding the provisions set out in the Agreement regarding the “Lock-Up Period” and “Lock-Out Period”, the Consultant and/or Basil agree to sign the current lock-up extension and automatic investor rights agreement, cashless exercise consent and any other documents (herein, collectively the “Documents”) reasonably required to be signed by the Company and/or Think Equity LLC (as lead underwriter), or any other underwriter or equivalent, in connection with the IPO. For clarity, Basil shall also further cause Alpha Resources Management Ltd. to sign the Documents as applicable.

7.	The Consultant and Basil further agree to immediately discontinue any notices of claim filed in the Provincial Court of British Columbia in respect of the late payment of invoices by the Company, including but not limited to Robson Square Provincial Court registry files 2373444 (filed on June 15, 2003) and 2373461 (filed on June 16, 2023). Basil and the Consultant further agree that, in the event that the Company is late in paying any of the Consultant’s further invoices but provided that the Company is not otherwise in breach of the Agreement or this Amending Agreement, the Consultant or Basil will not commence any further lawsuits or other enforcement proceedings until thirty (30) days after the date of the IPO.

General

8.	This Amending Agreement will be governed by and be construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

9.	This Amending Agreement shall be binding upon and shall enure to the benefit of the Parties and their respective successors, receivers, receiver-managers, trustees and permitted assigns.

10.	This Amending Agreement may be executed in several counterparts, including execution by facsimile or electronic transmission, each of which so executed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF the Parties hereto have executed this Amending Agreement as of the day and year first above written.

MODERN MINING TECHNOLOGY CORP.

By:	/s/ Jeet Basi
	Name:	Jeet Basi
	Title:	Authorized Signing Officer

616538 BC LTD.

By:	/s/ Basil Botha
	Name:	Basil Botha
	Title:	Authorized Signing Officer

/s/ Basil Botha
BASIL BOTHA